PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 44 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                          February 14, 1996 Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
             Euro Floating Rate Senior Bearer Notes Due March 2001

The Global Medium-Term Notes, Series E (Euro Floating Rate Senior Bearer Notes Due March 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.


PRINCIPAL AMOUNT:                              INTEREST ACCRUAL DATE:              INTEREST PAYMENT DATES:
  U.S.$20,000,000                               February 29, 1996                   May 29, 1996, August 29, 1996,
                                                                                    November 29, 1996, March 1, 1997,
                                                                                    May 29, 1997, August 29, 1997,
MATURITY DATE:                                 INITIAL INTEREST RATE:               November 29, 1997, March 1, 1998,
  March 1, 2001                                 To be determined 2 London           May 29, 1998, August 29, 1998,
                                                Banking Days prior to the date      November 29, 1998, March 1, 1999,
                                                of issuance based on                May 29, 1999, August 29, 1999,
SETTLEMENT AND DATE OF                          interpolated LIBOR for the          November 29, 1999, February 29,
ISSUANCE:                                       period                              2000, May 29, 2000, August 29,
 February 29, 1996                                                                  2000, November 29, 2000 and March
                                                                                    1, 2001 (each an "Interest Payment
                                               INITIAL INTEREST RESET               Date"), or if any such day is not a
ISSUE PRICE:                                   DATE:                                Business Day, the next succeeding
 100%                                           May 29, 1996                        Business Day

                                               MAXIMUM INTEREST RATE:
SPECIFIED CURRENCY:                             N/A                                INTEREST RESET PERIODS:
  U.S. Dollars                                                                      The first Interest Reset Period will be
                                                                                    the period from and including May
                                               MINIMUM INTEREST RATE:               29, 1996 to but excluding the
BASE RATE:  LIBOR                               N/A                                 immediately succeeding Interest
                                                                                    Payment Date.  Thereafter, the
                                                                                    Interest Reset Periods will be the
INDEX MATURITY:  3 Months                      INITIAL REDEMPTION DATE:             periods from and including an
                                                N/A                                 Interest Payment Date to but
                                                                                    excluding the immediately succeeding
SPREAD (PLUS OR MINUS):                                                             Interest Payment Date
 Plus 0.28% per annum                          INITIAL REDEMPTION
                                               PERCENTAGE:  N/A
                                                                                   INTEREST RESET DATES:
ALTERNATE RATE EVENT                                                                Each Interest Payment Date
SPREAD:  N/A                                   ANNUAL REDEMPTION
                                               PERCENTAGE REDUCTION:
                                               N/A                                 CALCULATION AGENT:
SPREAD MULTIPLIER:  N/A                                                             Chemical Bank, N.A. (London
                                                                                    branch)
                                               OPTIONAL REPAYMENT
COMMON CODE: 6418597                           DATE(S):
                                               N/A                                 INDEX CURRENCY:
ISIN: XS0064185977                                                                   U.S. Dollars

OTHER PROVISIONS:  "Business Day"              REFERENCE SCREEN:
 means any day, other than a Saturday            TELERATE 3750                     TOTAL AMOUNT OF OID:
 or Sunday, that is neither a legal                                                  None
holiday nor a day on which banking
institutions are authorized or required
to close in the City of New York, the                                              ORIGINAL YIELD TO MATURITY:
City of London, or Tokyo.                                                            N/A


                                                                                   INITIAL ACCRUAL PERIOD OID:
                                                                                     N/A


                                                                                   DENOMINATIONS:
                                                                                     U.S. $1,000,000

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                             Morgan Stanley & Co.
                             International Limited